Exhibit 10.21

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Cardinal Health

Wholesale Purchase Agreement

This Wholesale Purchase Agreement (“Agreement”) is entered into on the 16 day of December, 2009 (the “Effective Date”) by and between Zogenix, Inc., a Delaware corporation with its principal place of business located at the address set forth under its name on the signature page of this Agreement (“Supplier”), and California Health (as hereinafter defined), with offices at 7000 Cardinal Place, Dublin, Ohio 43017 (“Cardinal”).

Background Information

A.	Supplier is in the business of manufacturing and/or marketing healthcare products.

B.	Cardinal is a broad-line wholesale distributor of healthcare products.

C.	Supplier desires to appoint Cardinal as an authorized distributor of healthcare products (excluding generic products) manufactured and/or marketed by Supplier (the “Products”) and agrees to sell the Products to Cardinal. Cardinal desires to accept such appointment and agrees to purchase the Products from Supplier on the terms and subject to the conditions described in this Agreement.

D.	Generic products are not the subject of this Agreement. If Supplier now or hereafter manufacturers and/or markets generic products and wishes to have Cardinal distribute such generic products, Supplier and Cardinal shall enter into a generic wholesale purchase agreement which shall include, but not be limited to, a commitment to pay satisfactory compensation to Cardinal for its distribution and services.

E.	To induce Cardinal to enter into this Agreement, Supplier hereby agrees to enter into a Distribution Services Agreement (or such similar agreement as Cardinal may present to Supplier) (“DSA”) within thirty (30) days of the Effective Date of this Agreement. Commencing on the effective date of such DSA and continuing throughout the period the DSA remains in effect, to the extent there are any conflicts between this Agreement and the DSA, the terms of the DSA shall prevail. The DSA shall not alter or change any right or obligation arising under this Agreement with respect to transactions or events occurring prior to the effective date of the DSA.

Statement of Agreement

Supplier and Cardinal hereby agree as follows:

§1. Appointment of Cardinal. Supplier hereby appoints Cardinal as a non-exclusive, authorized distributor of the Products in the United States of America, its territories and possessions, and Cardinal hereby accepts that appointment on the terms and subject to the conditions described in this Agreement. As an authorized distributor, Cardinal may purchase such quantities of the Products as Cardinal deems necessary or appropriate to fill its customers’ orders from time to time, subject to the order cutback procedures described below. Cardinal shall not be required to provide any particular level of promotion or marketing activities with respect to or on behalf of any of the Products and shall not be prohibited from providing customized promotional or marketing services with respect to any other products on or behalf of other suppliers. Notwithstanding anything in this Agreement to the contrary, Cardinal may purchase Products from a source other than Supplier in the following circumstances: (a) when directed to do so by an agency of the United States government, provided that Cardinal distributes those Products so purchased only to that agency or (b) when required by emergency medical needs reflected in a federal, state, or local government official’s declaration, request or statement or upon specific request from a Final Dispenser to treat a patient’s emergency medical condition. As used in this Section the term “Final Dispenser” means (i) entities and individuals, such as pharmacies, hospitals, physicians, and prescribers whose practice with respect to prescription pharmaceuticals is devoted to selling, dispensing, or administering such pharmaceuticals to individual patients or patients’ agents, (ii) chain pharmacy warehouses that exclusively supply affiliated retail pharmacies and/or individuals with prescriptions, and (iii) entities that use prescription pharmaceuticals for research and development or clinical trial’s, but such uses will require prior approval from the Supplier for distribution by Cardinal.

§2. Orders for the Products. Cardinal shall transmit orders for the Products to Supplier using a mutually acceptable automated order entry system or such other means as may be agreed upon by the parties. All of Cardinal’s orders for the Products are subject to acceptance and approval by Supplier. Cardinal shall have no obligation to accept automatic shipments of any Product.

If any of the Products are in limited supply or otherwise unavailable in the quantities requested by Cardinal, supplier may elect to cutback Cardinal’s order for such Product and-instead allocate suck limited supply availability among Cardinal and Supplier’s other wholesaler customers in a commercially reasonable manner that does not place Cardinal at a competitive disadvantage. Cardinal acknowledges and agrees that Cardinal shall have no claim or remedy against Supplier, in connection with any such allocation by Supplier.

§3. Terms of Sale and Shipment. Supplier shall sell the Products to Cardinal at Supplier’s published wholesale prices (“WAC”) in effect on the date the Cardinal’s orders. Supplier shall give Cardinal notice at least one full business day prior to the effective date of an increase in WAC for any Product; provided, however, that any orders submitted by Cardinal after receiving notice of a WAC increase will be at the increased WAC. Supplier shall deliver the Products F.O.B. to those distribution centers specified in Cardinal’s orders or to such other locations as may be agreed upon by the parties in the case of drop shipment orders, in either such case, freight prepaid. Title and risk of loss to the Products shall remain with Supplier until shipment is received at the specified destination. If Cardinal requests special routing of a shipment which results in a higher transportation cost than would be incurred as a result of the routing selected by Supplier, then the extra cost incurred by Supplier shall be added to Supplier’s invoice. Cardinal shall report any damage, defect, loss in transit, or other shipping errors promptly following Cardinal’s discovery of the same. Any chargebacks (which are reductions in Cardinal’s purchase price based on prices contractually established directly between Supplier and Cardinal’s customers), rebates or promotional incentives shall be based on Supplier’s published wholesale price, without reduction for cash or off-invoice discounts, and shall be based on all purchases by Cardinal, unless otherwise agreed upon by the parties. All wholesale prices provided by Supplier are exclusive of taxes and each of the respective parties shall pay all applicable taxes, tariffs, duties or assessments other than taxes imposed on inventories of Products held by Cardinal as assessed by taxing entities to the respective parties and arising out of the transactions contemplated under this Agreement.

§4. Payment Terms. Unless otherwise mutually agreed by the parties, all orders for the Products shall be invoiced by Supplier on the date shipped. Cardinal shall pay Supplier’s invoices for Products in accordance with the due dates specified therein, provided that such payment terms shall [***]. In the event that a due date fall son a Saturday, Sunday or a federal holiday, Cardinal may make payment on the next business day and still be entitled to the cash discount. Notwithstanding the foregoing, Cardinal shall not be required to remit payment to Supplier during any period of time in which Supplier carries a commercially unreasonable debt balance with Cardinal (i.e., the total undisputed amount Supplier owes to Cardinal as the result of chargebacks, product returns or any other transaction involving the Products exceeds the undisputed amounts Cardinal owes to Supplier for invoiced Product purchases). Releasing payment for delivery to Supplier, whether through electronic means or the mail, constitutes making payment. If Supplier establishes so-called “credit limits” for Cardinal’s purchases, Supplier shall (a) promptly following the establishment of such limits and in any event not less than ten (10) business days prior to cutting back orders or otherwise acting upon such limits, give Cardinal notice of the establishment of such limits, and (b) consult in good faith with Cardinal as to the appropriateness of such limits in light of Cardinal’s overall creditworthiness, sales growth rate, and other relevant factors.

If Cardinal notifies Supplier that Supplier is carrying a debt balance, Supplier shall remit payments for such amounts to Cardinal by check or wire transfer until such time that Cardinal notifies Supplier that the debt balance has been eliminated; provided, however, that prior to requesting payment, Cardinal and Supplier will work together to eliminate the Debt Balance through other means, including but not limited to, purchasing additional inventory, in order to eliminate and/or reduce the negative financial impact to Supplier.

Supplier shall, promptly following Cardinal’s requests made from time to time during the term of this Agreement, provide Cardinal with Supplier’s most recent year-end consolidated financial statements and quarterly year-to-date updates to such financial statements.

Cardinal retains the right to withhold payments, setoff amounts owed to Supplier against amounts owed to Cardinal, request a chargeback advance and/or cease its purchase relationship with Supplier based upon (a) Cardinal not receiving payment for amounts owed to it under this Agreement, or (b) Other credit considerations deemed relevant by Cardinal. With respect to Cardinal’s right of set-oft Cardinal and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due Supplier, without in any way limiting its rights under law or in equity. For purposes of this provision, Cardinal, its affiliates, parent and related entities dial be deemed to be a single creditor.

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§5. Inventory. If at any time during the term of this Agreement, Supplier [***]. For purposes of this Section, Cardinal’s then-current inventory shall include all inventory of Products held in Cardinal’s distribution centers, all Products owned by Cardinal located at any store owned or operated by a customer of Cardinal and held by such customer on consignment, and all Products “in transit” to or from such distribution centers [***]. For Products owned by Cardinal and held by customer on consignment, [***]

§6. Returned Goods and Recalls. Cardinal shall have the right to return Products to Supplier for credit and Supplier shall process and provide appropriate credit to Cardinal with respect to all Product returns, all in accordance with this Section 6 and the Supplier’s returned goods policy (“Returned Goods Policy”) in effect at the time of the return. A copy of the Returned Goods Policy in effect as of the Effective Date is attached hereto as Attachment 2 to this Agreement and incorporated herein. Cardinal shall notify Supplier of its intent to return such Products to obtain return authorizations from Supplier. Such authorization shall not be unreasonably withheld by Supplier. Except as provided otherwise in this Agreement, Products with more than [***] of remaining dating are not eligible for return absent prior authorization from supplier, such authorization not to be unreasonably withheld. Cardinal may return specific Products without limit, without regard to the remaining dating and without authorization under the following circumstances: (a) new Products during the [***] period following their introduction; (b) Products discontinued by Supplier to the extent the then-current Product inventory is not sold within [***] of discontinuation; (c) Products that experience decreased market demand due to circumstances beyond Cardinal’s control; and (d) all Products immediately upon termination of this Agreement between Supplier and Cardinal. Should any of the circumstances specified in subsections (a)-(d) of this Section 6 occur, Supplier shall have the option to issue an additional [***] of dating in which Cardinal may return the Product. Third-party return companies shall be recognized as legitimate processors. These return guidelines shall be in effect for all Products originally purchased by Cardinal from Supplier, exclusive only of specialty or promotional program purchases specifically exempted by mutual written consent of the parties.

Supplier shall reimburse Cardinal, consistent with Healthcare Distribution Management Association (HDMA) guidelines, for the full amount of all reasonable costs and expenses incurred by Cardinal in connection with Cardinal’s performance of any recall services or assistance relating to the Products (unless such recall is due to the action or inaction of Cardinal in which case such expense shall be borne by Cardinal).

§7. Contract Administration and Chargeback Procedures. Cardinal shall recognize and administer those contracts between Supplier and customers of Cardinal pursuant to which Supplier and such customers have established prices at which the customers may purchase certain Products (each, a “Supplier Contract” and, collectively, “Supplier Contracts”), subject to the continued validity of Supplier Contracts in accordance with applicable law and to Cardinal’s right to suspend such recognition as provided herein. Cardinal’s Standard Policy on Chargebacks (the “Chargeback Policy”) in effect at the time of the chargeback shall govern the administration of Supplier Contracts under this Agreement. A copy of the Chargeback Policy in effect as of the Effective Date is attached hereto as Attachment 1 to this Agreement and incorporated herein. The Chargeback Policy may be amended, by Cardinal from time to time. If there is a dispute regarding Supplier Contracts administration and chargeback procedures that can not be resolved in a timely manner, Cardinal reserves the right to suspend the recognition and administration Of such contracts until there is a mutually agreed upon resolution of the dispute.

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Section 8 blank.

§9. Confidential Information. During the course of operating under this Agreement, each party, its respective agents, employees and representatives (collectively, the “receiving party”) may receive or have access to confidential materials and information of the other party (the “disclosing party”). All such materials and information (including but not limited to information regarding Products, pipeline, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement of Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as “Confidential Information” and constitute the property of the disclosing party. Confidential Information does not include, and the receiving party shall have no obligation hereunder with respect to, information that (a) was known to the receiving party before receipt, directly or indirectly, from the disclosing party; (b) is lawfully obtained, by the receiving party, from a third party who is under no obligation of confidentiality; (c) is or becomes publicly available other than as a fault of the receiving party; or (d) is developed by the receiving party independent of the Confidential Information disclosed by the disclosing party. During the term of this Agreement and for a period of [***] years thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party’s prior written consent, excepting those (a) disclosures made on a confidential basis to and use by the affiliates, directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party’s performance of this Agreement, (b) disclosures which are required by law, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures by Supplier in the normal course of business of aggregated warehouse withdrawals, sales and other data to IMS, DDD or other similar organizations. The existence of this Agreement and its terms and conditions are hereby designated as confidential and, notwithstanding anything in this Section to the contrary, shall be treated as Confidential Information subject to the obligations of the immediately preceding sentence for the term of this Agreement and for a period of [***] years thereafter.

§10. Representations, Warranties and Indemnification. Supplier hereby represents and warrants that, at the time of delivery to Cardinal’s destinations designated in Cardinal’s orders the Products are and shall be manufactured and delivered to Cardinal in conformity with the Federal Food, Drug and Cosmetic Act, as amended, and all other applicable laws, rules, and regulations.

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EXCEPT FOR THE FOREGOING WARRANTY, SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR OTHERWISE, AND SPECIFICALLY DISCLAIMS (i) ANY WARRANTY OR

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO PRODUCTS, AND (ii) ANY LIABILITY WITH RESPECT TO ANY PRODUCTS THAT, AFTER DELIVERY TO CARDINAL, CARDINAL HAS ALTERED, MODIFIED OR TAMPERED WITH, SUBJECT TO MISUSE, NEGLIGENCE OR OTHERWISE DAMAGED, OR HAVE BEEN STORED, HANDLED, OR USED IN A MANNER CONTRARY TO APPLICABLE LAWS OR REGULATIONS OR SUPPLIER’S DIRECTION.

Supplier farther represents and warrants that it is and throughout the term of this Agreement shall be an Authorized Manufacturer or Exclusive Distributor of the Products. For purposes of this Section 10, “Authorized Manufacturer” means a person or entity that (a) is authorized to engage in the manufacture, preparation, propagation, compounding, or processing, of the Products, as reflected in a registration with the United States Food and Drug Administration (“FDA”), or (b) submits listing information for the Products directly to the FDA and has been assigned a Labeler Code; and “Exclusive Distributor” means, in cases where an Authorized Manufacturer does not currently, and has no current plans to, directly supply the Products to Cardinal, the person or entity through whom the Authorized Manufacturer distributes or sells the Products. If Supplier provides the Products to Cardinal as an Exclusive Distributor, Supplier will also provide (x) documentation on the Authorized Manufacturer’s letterhead that indicates that the Authorized Manufacturer does not currently, and has no current plans to, supply the Products directly to Cardinal and (y) documentation on Supplier’s letterhead that Supplier has and will only purchase the Products directly from the Authorized Manufacturer.

If Supplier acquires the rights as the Authorized Manufacturer of the Products, Supplier will provide written documentation to Cardinal of the consummation of the acquisition to support sales of the Products under the existing NDC number.

Supplier shall defend, indemnify, and hold harmless Cardinal and its affiliates, subsidiaries, directors, officers, employees and representatives from and against any and all third party claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of: (a) the breech of any representation or warranty set forth in this Section; (b) the fraud, intentional misconduct, omission or negligence of Supplier; (c) the manufacture, marketing, testing, shipping, sale, possession or use of the Products (occluding any claim, liability, loss, damage, cost or expense shown to be attributable to Cardinal’s intentional misconduct or negligence in handling such Products); (d) “class of trade” pricing, if any maintained by, Supplier from and after the effective date of this Agreement, including without limitation those arising out of Cardinal’s administration of Supplier Contracts; and (e) any intellectual property infringement actions (including patent, trademark, service mark, copyright trade dress, trade secret and other proprietary rights) brought by a third party in connection with Cardinal’s distribution of Products hereunder. The warranty and indemnification provisions of this Section shall survive any termination or expiration of this Agreement.

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Cardinal shall defend, indemnify, and held harmless Supplier and its affiliates, subsidiaries, directors, officers, employees and representatives from and against any Claims, to the extent arising directly or indirectly out of (a) Cardinal’s breach of this Agreement, or (b) the fraud, intentional misconduct or negligent act or omission of Cardinal; provided that Cardinal shall have no duty to indemnify, defend or hold harmless under this paragraph to the extent that Supplier, its affiliates, subsidiaries, directors, employees or representatives caused or contributed to the Claims or to the extent that Supplier is obligated to indemnify Cardinal under the preceding paragraphs.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING FROM OR RELATING TO ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, TORT, OR VIOLATION OF ANY APPLICABLE LEGAL OR EQUITABLE PRINCIPLE.

§11. Insurance. During the, term of this Agreement and thereafter as may be necessary to cover claims associated with Products purchased by Cardinal (whether arising or asserted before, during or after such term), Supplier shall obtain, pay for and maintain in full force and effect Product – Completed Operations Liability insurance with a per occurrence limit of not less than $5 million, with one or more insurance carriers with an AM Best Rating of at least A-, VII or its equivalent. In the event that these insurance policies are written on a claims-made basis, then the policy(ies) shall be maintained during the entire Period of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Supplier shall deliver to Cardinal certificates evidencing the existence and continuation of such insurance immediately upon execution of this Agreement and upon Supplier’s periodic renewal of such policy. Such certificates shall contain the following language: “Cardinal Health, Inc. and its subsidiaries and affiliates at named as additional insured and the insurance evidenced by this certificate shall be considered primary and non-contributing to any Cardinal Health insurance.” Such insurance shall include a provision requiring, at least thirty (30) days’ prior written notice to Cardinal in the event of cancellation or material reduction of coverage.

§12. Term and Termination. The term of this Agreement shall commence on the Effective Date and continue in effect for a period of twelve (12) months, thereafter automatically renewing for successive twelve month renewal periods unless either party provides the other not less than [***] days’ prior written notice of termination of the Agreement at the end of the then-current term. This Agreement may also be terminated (a) by mutual written agreement of Supplier and Cardinal at any time; (b) by the non-breaching party in the event of a breach of any of the terms of this Agreement that is not cured within [***] days following written notification of such breach to the breaching party; (c) by either party in the event of the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against the other party or the assignment of the other party’s assets for the benefit of creditors; or (d) by either party for any reason or without reason at any time by giving the other party not less than [***] days’ prior written notice of such termination.

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§13. Compliance With Laws. Supplier shall comply with all federal, state and local laws and regulations applicable to its operations including, but not limited to, those described in 48 CFR 52.244-6, Subcontracts for Commercial Items, which is hereby incorporated by reference as if fully set forth, herein, and which requires “flow down” of the following Federal Acquisition Regulations (FAR) clauses:

(a)	52219-8 Utilization of Small Business Concerns (MAY 2004) (Implementing 15 U.S.C. 637 (D)(2) (3));

(b)	52.222-26 Equal Opportunity (MAR 2007) (implementing E.G. 11246);

(c)	52.222-35 Equal Opportunity for Disabled Veterans and Veterans of the Vietnam Era (SEP 2006) (implementing 38 U.S.C. 4212(a); and

(d)	52/22-36 Affirmative Action for Workers with Disabilities (JUN 1998) (implementing 29 U.S.C. 793).

Further, in accordance with the provisions of 48 CFR § 52.2094, Supplier represents, warrants and certifies that neither it nor its principals was or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs (as that term is defined in 42 U.S.C. 1320a-7b(f) or convicted of a criminal offense related to the provision of health care items or services, but has not yet been debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs. In the event that Supplier, or any of its principals, is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs or convicted of a criminal offense related to the provision of health care items or services, Supplier shall notify Cardinal immediately.

In addition, Supplier represents and warrants that it complies with all federal, state, local and other applicable laws, regulations, conventions or treaties prohibiting any form of child labor or other exploitation of children in the manufacturing and delivery of Supplier’s products or services.

§15. Audit and Inspection. During the term of this Agreement, upon reasonable prior notice of at least [***] business days and during normal business hours, either party shall be entitled to audit and inspect those relevant records that are maintained by the other party in direct connection with its performance under this Agreement. Audits and inspections performed pursuant to this Section shall be performed by any of: (a) bona fide, permanent employees of the party conducting such audit or inspection; (b) auditors from independent accounting firms of national recognition; or (c) such other representatives as the parties may mutually agree upon. In no event shall any such audit or inspection relate to any transaction or event which occurred more than [***] prior to the date of such audit or inspection. Supplier chargeback audits shall be governed by the terms and conditions contained in the Chargeback Policy.

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To the extent this Agreement subject to Section 1861(v)(1)(1) of the Social Security Act, as amended, Supplier agrees that until the expiration of four (4) years after the expiration or termination of this Agreement, Supplier shall, upon request, make available to the Secretary of Health and Human Services, the Comptroller General, and other duly authorized representatives, this Agreement and all books, documents and records that are necessary to verify the nature and extent of the cost incurred by Cardinal’s customers, and that if Supplier carries out the duties of this Agreement through is subcontract for $10,000 or more over a twelve (12) month period, such subcontract shall also contain an access clause to permit access by the Secretary, Comptroller General, and other duly authorized representatives to the subcontracting organization’s subcontract and related books, documents and records.

§16. Relationship of the Parties. The parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed as creating any other relationship, whether of employer and employee, partners, joint venturers, agents or otherwise.

§17. Notices. All notices pursuant to this Agreement (each a “Notice”) shall be in writing and shall refer specifically to this Agreement. Notices shall be given by personal delivery, delivery by a nationally-recognized overnight courier, fax, e-mail or first class mail (certified or registered, postage prepaid), sent to the respective address(es) set forth below or to such other address(es) as Supplier or Cardinal may specify as its notice address by notice given in accordance with this Section. Except as may otherwise be provided in this Agreement, Notices are deemed to be given as follows: (a) when personally delivered, upon receipt as indicated/by the date on the signed receipt, (b) when faxed, upon receipt by the sender of a transmission report generated by the transmitting machine indicating that the fax was sent in its entirety, (c) when sent by e-mail, on the date sent so tong as the e-mail was sent by 5:30 p.m. Eastern time (transmissions after 5:30 p.m. Eastern time will be deemed to have been given the following day) and the sender does not receive a delivery error (i.e., a “bounced” Message), (d) when sent, by a nationally-recognized overnight courier (e.g., UPS, FedEx) on the date designated, by the sender for delivery when sent, (e) when sent by first class certified or registered mail, three days after the sender mails them.

Supplier shall send Notices to Cardinal at the following address:

Cardinal Health

7000 Cardinal Place

Dublin, OH 43017

Attention: Vice President, Strategic Purchasing

Fax No.: 614-757-8337

E-Mail: strategicpurchasing@cardinalhealth.com

Supplier shall also send copies of Notices relating to fee disputes, force majeure, breach or termination of this Agreement to:

Cardinal Health

7000 Cardinal Place

Dublin, OH 43017

Attention: Chief Legal Officer

Fax No.: 614-652-7325

E-Mail: chieflegalofficer@cardinalhealth.com

Cardinal shall send Notices to Supplier at the following address:

Zogenix, Inc.

12671 High Bluff Drive, Suite 200

San Diego, CA 92130

Attention: Chief Financial Officer

Fax No.: 1-858-259-1166

E-Mail: dnassif@zogenix.com

§18. Governing Law. This Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Delaware, without regard to its conflict of laws principles.

§19. Severability. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

§20. Force Majeure. Neither party shall be liable for delay in delivery or nonperformance, in whole or in part, nor shall the did party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure unless such delivery or performance is delayed for thirty (30) days or more. For purposes of this Agreement, force Majeure means a condition which results from causes beyond a party’s reasonable control, including, but not limited to acts of God, acts of the other party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid, or inability to obtain labor, materials or manufacturing facilities. If either party is affected by a force majeure event, such party shall promptly, but not later than ten (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

§21. Entire Agreement. With the exception of any existing agreements relating to CardinalSOURCE™, Rx Advantage™ or other similar marketing programs of Cardinal, this Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings between the parties, whether written or oral, with regard to the subject matter hereof (that being the purchase by Cardinal from Supplier of Products for redistribution) and supersedes all prior or contemporaneous discussions, negotiations representations, warranties, and agreements relating thereto. This Agreement may not be amended, except by a writing signed by authorized representatives of the parties hereto. No waiver of any right or remedy under this Agreement shall be effective unless it is in a writing signed by an authorized representative of the party to be charged therewith. The failure of Service Provider or Customer at any time to require performance of the other of any provision of this Agreement shall in no way affect its right thereafter to require performance of the other of such provision, nor shall such failure be held to be a waiver of any succeeding breach of such provision or a Waiver of such provision itself.

§22. Assignment. Neither party may assign this Agreement to any third party without the prior written consent of the other party. Notwithstanding the forgoing no consent is needed in connection with a merger, acquisition, the sale of all or substantially all of the assets, or in connection with the grant of a security interest herein to a financial institution.

§23. Publicity. Supplier shall not use Cardinal’s name, or any abbreviation thereof, or any Cardinal logo, or any adaptation thereof, in any advertising or trade displays, or for any other commercial purpose, without Cardinal’s prior written consent. Neither party shall, make any press release or other public announcement regarding this Agreement without the other party’s express prior written consent, except as re under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuance. Without limiting the generality of the foregoing and notwithstanding anything to the contrary, Supplier shall provide Cardinal’s Chief Legal Officer, Legal Department, 7000 Cardinal Place, Dublin, Ohio 43017 (Fax. No.: 614-652-7325), with a written copy of any such press release or other public announcement no less than seventy two (72) hours prior tithe intended issuance of such release or announcement.

§24. Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same its written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statute of Frauds under the Uniform Commercial Code of the governing law specified above.

§25. Limitation of Liability. EXCEPT AS RELATED TO ANY DUTIES PURSUANT TO THE INDEMNIFICATION AND INSURANCE PROVISIONS HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF IT IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

Zoegenix, Inc.		Cardinal Health*

By:	/s/ Roger Hawley	By:	/s/ Neal Warren
Name:	Roger Hawley	Name:	Neal Warren
Title:	CEO	Title:	VP Industry Suppler Relations
Address:	12671 High Bluff Drive, Suite 200 San Diego, CA 92310	12/15/09

Fax No.:

*	As used herein, the term “Cardinal Health” means the following affiliated operating companies: Cardinal Health 3, LLC; Cardinal Health 104 LP; Cardinal Health 107, Inc.; Cardinal Health 110, Inc.; Cardinal Health 112, LLC; Cardinal Health 113, LLC; Cardinal Health 411, Inc.; Barschow Hospital & Medical Supplies, Inc.; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

ATTACHMENT 1

CARDINAL HEALTH

STANDARD POLICY ON CHARGEBACKS

The following represents the standard policy of Cardinal pertaining to the prior sale of product subject to contract pricing arrangements between suppliers and customers of Cardinal, the submission, processing, reversal and audits of chargebacks related to such sales, as well as certain other related matters. Chargebacks are reductions in the amount of Cardinal’s purchase price for products granted by the supplier in return for Cardinal recognizing and administering contracts between the supplier and customers of Cardinal that establish prices for such products. The amount of each chargeback is equal to the difference between a supplier’s published wholesale acquisition price for a product and the price established by the supplier for the same product pursuant to contract between the supplier and the customer of Cardinal. Depending upon the individual facts and circumstances associated with a supplier’s administrative procedures for chargeback related matters (e.g., the extent of use of electronic data interchange (“EDI”), electronic funds transfer, and other factors that contribute to or detract from Cardinal’s ability to efficiently deal with chargeback matters), Cardinal reserves the right to modify any or all of the following terms.

I.	Chargeback Processing

Cardinal shall recognize and administer contracts between suppliers and customers pursuant to which prices at which the customer may purchase certain products have been established, subject to the continued validity of such contracts in accordance with applicable law and the supplier’s compliance with this policy on chargebacks, as it may be amended from time to time.

Contract changes (including but not limited to item adds, item deletes, price changes and membership changes) shall be communicated to Cardinal al east five (5) business days prior td, the effective date of the change. Contract changes shall be submitted by means of the ASC X12 845 Bid Award / Charge Notification transaction set. Cardinal reserves the right to deduct for any chargeback pricing discrepancies that result from supplier’s inability to provide Cardinal reasonable time to load contract pricing.

Chargeback amounts shall be calculated based upon the wholesale acquisition price of supplier’s product at the date of sale, and shall be paid, or credited, as appropriate, to Cardinal within [***] following Cardinal’s submission of a request for those amounts. If supplier has a [***]

Cardinal shall transmit all chargeback billings to supplier electronically. If supplier is not set up to accept chargeback files electronically (i.e., through EDI), then Cardinal shall send the chargeback billings to supplier as MS Excel files attached to emails.

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Supplier shall utilize the MS Excel chargeback files as a means to credit and reconcile chargeback claims. All appropriate fields, (i.e., customer identifier, item, contract number, WAC or contract pricing information, and changes required per customer sales or credit transactions) shall be completed. If the chargeback is denied or adjusted, valid reasons shall be supplied for each line. Once the information is complete, the MS Excel chargeback file shall be returned to the Cardinal chargeback coordinator for further processing.

Supplier shall notify Cardinal of chargeback discrepancies as soon as reasonably possible from the date of Cardinal’s original chargeback submission, including all customer invoice level detail and valid dispute reasons sufficient to Meet HDMA guidelines. Cardinal reserves the right to deduct chargeback debit claim amounts that are not disputed with sufficient detailed supporting information within the required time frame.

Cardinal may resubmit chargebacks with corrected information following supplier notification of discrepancies.

Supplier shall respond to all Cardinal resubmission requests as soon as reasonably possible from the date of Cardinal’s chargeback resubmission. Cardinal reserves the right to deduct for chargeback amounts not disputed with sufficient detailed supporting information.

In the event Cardinal notifies supplier that amounts owed by supplier to Cardinal resulting from chargebacks exceed amounts owed by Cardinal to supplier (a “Debit Balance”), supplier shall remit payment for such amounts to Cardinal by check or wire transfer until such time as Cardinal notifies supplier that the Debit Balance has been eliminated. Legitimate chargeback reconciliation issues should be resolved as Soon as practicable with each party responding to the other within [***] days following receipt of documentation supporting those issues.

Supplier understands and agrees that Cardinal’s role in chargeback processing is purely administrative. The financial risk resulting from discrepancies or inconsistencies in the terms and conditions of the various agreements between Supplier, Cardinal and supplier’s customers for the sale of products subject to contract pricing shall be supplier’s responsibility and shall not be the responsibility of Cardinal, except in the case where Cardinal has improperly administrated a contract.

II.	Chargeback Reversals on Contract Customer Returns

Upon Cardinal issuing a credit to a contract customer related to the prior sale of product under contract (for which Cardinal previously billed and collected a chargeback from the supplier), the chargeback shall be reversed and remitted to the Supplier.

A.	Cardinal received back from the customer merchantable product (i.e., Cardinal must be able to return the item to its inventory for resale in the ordinary course of its business without special preparation, testing, handling of expense); and

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B.	The customer’s return of the product was due to an ordering error by, customer or a picking error by Cardinal (e.g., item or quantity shipped did not match the item or quantity ordered).

III.	Supplier Chargeback Audits

Supplier shall have the right to audit Cardinal’s compliance with the respective contracts in force between Supplier and Cardinal’s customers and related chargeback matters (including compliance with the chargeback reversal policy stated above) subject to the following terms and conditions:

A.	The scope of each chargeback audit shall be limited to the [***] period immediately preceding the date such audit begins.

B.	Cardinal shall have a reciprocal [***] period to reconcile any differences that may arise with the supplier related to chargeback issues (including submission and other errors and regardless of whether such issues arise as part of a Supplier chargeback audit).

C.	Supplier shall notify Cardinal’s Vice President – Controller of an intent to perform an audit at least [***] days prior to beginning the audit, specifying the location to be audited and the time period to be covered, subject to the limitation set forth in Paragraph A, above. In the event that such timing is expected to create undue disruption in Cardinal’s business, Cardinal shall have the right to delay the start of the audit for up to [***] additional days

D.	Audits shall be performed by any of: (1) bona fide, permanent employees of the party conducting such audit or inspection; (2) auditors from independent accounting firms of national recognition; or (3) such other representatives as the parties may mutually agree upon. Those persons performing the audit on behalf of Supplier must enter into confidentiality agreements prepared by, and in a form acceptable to, Cardinal, signed by the Supplier and such persons prior to beginning the audit.

E.	Audits shall be performed at the Cardinal site that is being audited, or such alternate sites where appropriate records are located as Cardinal may designate.

F.	Audits shall be performed during the normal, customary office hours of the Cardinal site that is being audited.

G.	The existing accounting records of the Cardinal site being audited shall be made available for audit, subject to the following limitations:

1.	Electronic data shall not be specifically created; and

2.	Cardinal reserves the right to summarize the contents of all records containing sensitive or competitive information.

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H.	Cardinal may bill the Supplier for any direct out-of-pocket costs incurred in conjunction with a supplier requested audit unless the results of the audit show that the amount of chargebacks invoiced by Cardinal to Supplier over the audit period were overstated by [***] or more of the amount invoiced. Amounts billed for audit costs may be deducted from Cardinal’s payments for current purchases following completion of the audit.

I.	Any Supplier claims arising from an audit must be supported by specific audit findings related to specific transactions. Extrapolation of results from one period to another shall not be accepted.

J.	Any Supplier claims arising from an audit must be submitted to Cardinal’s Vice President – Controller within [***] days of completing the audit. All claims must be accompanied by specific supporting details of the transactions that comprise the claim. Cardinal shall then have [***] days to review the claim and advise the Supplier of acceptance of, or disagreement with, the claim.

IV.	Related Matters

A.	Cardinal shall be entitled to cash discounts based on the gross invoice price of all goods purchased from the supplier (such gross price being determined prior to any reduction for chargebacks), regardless of whether a chargeback is ultimately claimed by Cardinal.

B.	Supplier shall provide Cardinal with a chargeback advance to cover credit exposure of unsecured credit granted to supplier by Cardinal for chargeback claims and to help effect the carrying costs involved in the chargeback process, subject to the following terms and conditions:

1.	The chargeback advance shall be not less than an amount equal to [***] of chargeback billings based on an average of the most recent [***] of billings.

2.	On a quarterly basis, Cardinal shall reconcile the amount of the advance against the [***] average billings. If the amount of the advance exceeds the [***] average billings, then Cardinal shall include the amount of such excess in the next payment made to Supplier. If the amount of the advance is less than the [***] average, Cardinal may deduct the amount of such shortfall from payments for Cardinal’s current purchases.

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ATTACHMENT 2

CARDINAL HEALTH

RETURNED GOODS POLICY

Procedure for Returning Items

a)	Customers (Wholesalers and Retail Pharmacies) shall obtain return goods authorized (RGA) for returns through 866-276-4087 or via fax at 614-652-0639. Returns will not be processed without a RGA.

b)	Return to Zogenix, Inc. (See address below).

c)	Merchandise purchased through wholesaler should be returned to wholesaler.

d)	An itemized packing slip, with the information listed below and a RGA must accompany any returned goods.

e)	If returning more than one box, each box should contain the RGA number and box number, ie “1/2, 2/2”.

Shipping and Returned Goods Address:

Zogenix, Inc. (“Zogenix”)

Attn: Returned Goods Dept.

15 Ingram Blvd., Suite 100

LaVergne, TN 37086

Include the following information:

Product Name

Quantity for Each Product

Lot Numbers (if possible)

Net Unit Purchase Price (net of allowances and discounts)

Debit Memo Number

Billing Address

Shipping Address

Reason for return

Contac Person

Wholesale Account # (if applicable

DEA # or State Pharmacy ID

RGA number

Returnable Items

Eligible Products for Return:

1.	Received by customer as damaged- Products received damaged may be returned for full credit including freight when reported within three (3) days of receipt by the customer. If product is received damaged please have the transportation company note “damaged” or “broken” on the freight bill. Damaged product should remain in the original carton for inspection.

2.	Received by customer in error- Product shipped in error by Zogenix, Inc. may be returned, for a full credit, including freight, when returned within thirty (30 days) of invoice date. Products must follow RGA instructions.

3.	Ordered by customer in error- Products ordered in error may be returned for credit, freight prepaid, when reported within three (3) days of receipt by the customer.

4.	Expired/In-dated product may be returned for credit, if accompanied by RGA. In-dated product can be returned within six (6) months prior to expiration. Expired product must be received within twelve (12) months after expiration for credit to be issued. Expired/in-dated product approved by Zogenix, Inc. for return must be shipped freight prepaid within [***] days of authorization date.

5.	Zogenix, Inc. will issue authorization for the return of eligible, unopened product only (no partial containers). Except in GA, MS and NC and where mandated by state statute.

6.	Customer shall receive credit at [***].

7.	In addition, products that meet the following criteria shall also be eligible for return by customer, regardless of the product’s expiration date:

•	The product has been discontinued by the supplier and current inventory is not depleted within [***]

•

•	A customer no longer has a contract with the supplier, or with Customer

•	Supplier’s Wholesaler Services Agreement with Customer Cardinal expires or terminates for any reason

•	New product, purchased within [***] of initial launch has not sold within [***] from date of purchase, is not selling as anticipated

Non-Returnable Items

a)	Merchandise that is not in the original packaging.

b)	Merchandise [***] or more past expiration date.

c)	Merchandise returned without an RGA.

d)	Merchandise obtained other than through normal channels of distribution or purchased from a source other than an authorized distributor of record of Zogenix.

e)	Merchandise involved in a fire sale, sacrifice sale, bankruptcy, floor, or earthquake.

f)	Items deteriorated or damaged due to conditions beyond the control of the manufacturer, such as improper storage, heat, cold, water, smoke, fire, negligence, etc.

g)	Merchandise deleted from Product Compendia (FirstData Bank, MediSpan) for one year or more.

h)	Non-original or repackaged merchandise.

i)	Product sold with specific understanding that it is non-returnable.

j)	Merchandise that is obtained in violation of state and federal regulations.

k)	A Certificate of Destruction does not qualify as an acceptable format for product return.

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l)	Merchandise where the unit package has been opened or the product has been used – excluding damaged or defective product.

Transportation Charges

Prepaid by customer. No credit will be issued for the administration, shipping, or handling of returns including third party processing fees. (See “Returnable Items” section.)

Terms of Return Policy

a)	Credit for returned goods is issued at [***]

b)	No credit will be issued for administration, shipping or handling, including third party processing fees.

c)	Exclusive of ordering/shipping errors, all merchandise returned is subject to a restocking fee of [***].

d)	Deductions from payables may not be taken until credit memo is issued. Unauthorized deductions for returns may result in held orders. If credit is not in hand by the [***] day after the return, a deduction is considered authorized.

e)	For items purchased from a wholesaler, credit will be issued through the wholesaler.

f)	Returns are subject to final count and acceptance by Zogenix, Inc. Zogenix, Inc. reserves the right to accept or reject the merchandise for credit.

g)	Zogenix, Inc. reserves the right to destroy, without recourse, all returned packages.

h)	Returns should be channeled through the original source of purchase. The original source of purchase is defined as the entity that was directly invoiced by Zogenix, Inc. and the distributor of origin.

i)	Unauthorized returns may be destroyed and not reimbursed. Zogenix, Inc. reserves the right to inspect all authorized returns prior to issuing, credit and to destroy products deemed unfit for sale whether or not they are eligible for credit.

Title and Risk of Loss:

Title and risk of loss will pass to customer at the time products are delivered to direct customer’s dock. Delivery of all quantities of products shall be deemed to be made in full and in good condition unless Zogenix, Inc. Customer Service is notified within 3 days from the date of receipt from Zogenix, Inc.

Exception:

Zogenix, Inc. reserves the right to make exceptions to this policy due to business necessity and changes in applicable laws and regulations.

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